Exhibit 3.1

THIRD AMENDMENT

TO THE

THIRD AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

OF

HIGHLAND INCOME FUND

To the Secretary of the

Commonwealth of Massachusetts

It is hereby stated that:

1.

This document constitutes an amendment, dated December 21, 2021, to the Third Amended and Restated Agreement and Declaration of Trust, dated July 26, 2019 (hereinafter called the “Declaration of Trust”) of Highland Income Fund.

2.	The Declaration of Trust amended by this document was filed with the Secretary of the Commonwealth of Massachusetts on September 17, 2019.

3.	The amendment to the Declaration of Trust effected by this document is to delete Article VIII, Section 1 of the Declaration of Trust in its entirety and replace it with the following provision:

Section 1. Trustees, Officers, etc. The Trust shall indemnify each of its Trustees and officers (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any threatened, pending or contemplated action, suit or other proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal before any court or administrative or legislative or other body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a Trustee or officer or by reason of his or her being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding (a) not to have acted in good faith, (b) not to have acted in the reasonable belief that such Covered Person’s action was in (or not opposed to) the best interests of the Trust, (c) in the case of a criminal proceeding, to have had reasonable cause to believe his or her action was unlawful or (d) to be liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office (each of such exceptions being referred to hereinafter as “Disabling Conduct”). Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding, but only to the extent as set forth in a written agreement between such Covered Person and the Trust that has been approved by at least a majority of the Trustees (each such agreement, an “Indemnification Agreement”). Notwithstanding anything in this Declaration of Trust to the contrary, with respect to any action, suit or other proceeding voluntarily prosecuted by any Covered Person as plaintiff, indemnification pursuant to this Declaration of Trust shall be available only if the prosecution of such action, suit or other proceeding by such Covered Person (x) was authorized by a majority of the Trustees or (y) was instituted by such Covered Person to enforce his or her rights to indemnification hereunder in a case in which such Covered Person is found to be entitled to such indemnification.

4.	The amendment herein provided for was authorized in accordance with law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration of Trust on ________________________.

Dr. Bob Froehlich, as Trustee

John Honis, as Trustee

Ethan Powell, as Trustee

Bryan A. Ward, as Trustee

[Signature Page – HFRO Third Amendment to Third A&R Dec of Trust]